Exhibit 5.1

December 29, 2008

Board of Directors

Stereotaxis, Inc.

4320 Forest Park Avenue, Suite 100

St. Louis, Missouri 63108

Ladies and Gentlemen:

We refer to the Registration Statements on Form S-3 (Nos. 333-137007 and 333-156466) (collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) by Stereotaxis, Inc., a Delaware corporation (the “Company”). Note that the Company’s Registration Statement No. 333-137007 also constitutes Post-Effective Amendment No. 1 to the Registration Statement No. 333-129629 filed by the Company with the Commission under the Act. We also refer to the prospectus supplement to the Registration Statements to be filed with the Commission on the date hereof (the “Prospectus Supplement”). The Prospectus Supplement relates to the offering by the Company of (i) up to 2,389,877 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), (ii) Series A Warrants to purchase up to 1,792,408 shares of Common Stock, (iii) Series B Warrants to purchase up to 2,148,739 shares of Common Stock, (iv) Series C Warrants to purchase up to 341,412 shares of Common Stock and (v) Series D Warrants to purchase up to 341,412 shares of Common Stock (collectively, the “Warrants”). The shares of Common Stock issuable upon exercise of the Warrants are collectively referred to herein as “Warrant Shares”. The Shares and Warrants are to be sold to selected investors pursuant to a Securities Purchase Agreement dated December 29, 2008 (the “Securities Purchase Agreement”).

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Prospectus Supplement;

(ii)	the Registration Statements;

(iii)	the Amended and Restated Certificate of Incorporation of the Company; and

(iv)	the Amended and Restated Bylaws of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness

Stereotaxis, Inc.

December 29, 2008

of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The Shares have been duly authorized and, when the Shares are issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.

2.	The Warrants have been duly authorized and, when the Warrants are issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement and have been duly executed and delivered by the Company, the Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.	The Warrant Shares have been duly authorized and, when issued and paid for in accordance with the provisions of the Warrants, will be validly issued, fully paid and nonassessable.

We express no opinion as to matters governed by any laws other than the General Corporation law of the State of Delaware, and, with respect to the Warrants, the substantive laws of the State of New York (without reference to choice-of-law rules), as in effect on the date hereof. We express no opinion as to enforceability of the New York choice-of-law provision contained in the Warrants.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Bryan Cave LLP